Exhibit 4.48.1

SUPPLEMENTAL CREDIT AGREEMENT

Dated 12 April 2005

between

OJSC Mobile TeleSystems, Russian Federation

as borrower

and

HSBC Bank plc

and

BHF-BANK Aktiengesellschaft

as arrangers and lenders

HSBC Bank plc

as facility agent

BHF-BANK Aktiengesellschaft

as Hermes agent

INDEX OF CLAUSES AND APPENDICES

Clause No	Heading	Page No

1	Interpretation	2

2	Amendments to the Credit Agreement	2

3	General Provisions	12

4	Continuing Effectiveness of the Credit Agreement	12

	Signature Page	13

SUPPLEMENTAL CREDIT AGREEMENT

This Supplemental Credit Agreement (the “Supplemental Credit Agreement”) is made by and between OJSC Mobile TeleSystems, Moscow, Russian Federation (the “Borrower”) and HSBC Bank plc, London, United Kingdom and BHF-BANK Aktiengesellschaft (as legal successor of ING BHF-BANK Aktiengesellschaft), Frankfurt am Main, Federal Republic of Germany (each a “Lender” and together the “Lenders”) and is a supplement to the Credit Agreement dated 11 October 2004 between the Borrower and the Lenders (the “Credit Agreement”).

WHEREAS

(1)                                  The Exporter and the Borrower have entered into a supplemental export contract dated 3 December 2004 for the supply of additional equipment and software licenses (the “Supplemental Export Contract”).

(2)                                  The Lenders have agreed to lend to the Borrower the additional sum of USD28,286,000.00 to assist the financing of the additional equipment and software licenses as mentioned in Recital (1) above and 85% of the Supplemental Insurance Premium paid or payable by the Lenders through the Facility Agent to Hermes on the terms and conditions hereinafter appearing.

NOW THEREFORE it is hereby agreed by and between the parties hereto as follows:

1.                                       INTERPRETATION

1.1                                 Unless otherwise defined in this Supplemental Credit Agreement all expressions defined in the Credit Agreement shall have the same meanings when used herein.

1.2                                 Where the context of this Supplemental Credit Agreement so allows words importing the singular include the plural and vice versa.

1.3                                 Unless otherwise indicated reference to a specified clause recital or appendix shall be construed as reference to that specified clause of or recital or appendix to the Credit Agreement.

1.4                                 Clause and appendix headings are for ease of reference only and do not form part of this Supplemental Credit Agreement.

2.                                       AMENDMENTS TO THE CREDIT AGREEMENT

List of Annexes to the Credit Agreement to be amended as follows:

“2	Confirmation of Coming into Force of the Export Contract / Additional Export Contract / Supplemental Export Contract”

“3a-3b-3c	Confirmation of Mean-weighted Acceptance of Equipment and Software in relation to the Export Contract / in relation to the Additional Export Contract / in relation to the Supplemental Export Contract”

The addition of the following Articles to the Preamble:

I.                                         The Borrower and the Exporter have also entered into a supplemental contract on 3 December 2004 for the supply of additional equipment (the “Supplemental Export Contract”), the financing of which will provide for additional payments partially being made under the terms of this Credit Agreement.

J.                                        The total supplemental contract value of further deliveries to be made and services to be rendered under the Supplemental Export Contract amounts to USD 31,000,000 (the “Total Supplemental Contract Value”).

K.                                    The terms of the Supplemental Export Contract enable deliveries/services to be made/rendered through a further series of purchase orders to be issued between December 2004  to August 2005.

L.                                      The Total Supplemental Contract Value consists of 15% down payments and a portion of 85% as partial supplemental contract value (the “Partial Supplemental Contract Value”) to be financed hereunder at the option of the Borrower, subject to the agreement of Hermes and the Lenders.

1.                                       Definitions and Interpretations

The addition of the following Definitions and Interpretations:-

Credit C	means the principal amount as specified in Clause 2.1 already disbursed and/or still to be disbursed as the context requires and shall include each of Tranche 5 and Tranche 6

Partial Supplemental
Contract Value	means the part of the Total Supplemental Contract Value as defined in Article L of the Preamble

Second Supplement
Insurance Agreement	means the second supplemental agreement as per Clause 11.1

Supplemental Export
Contract	means a supplement contract which has been entered into between the Borrower and the Exporter as defined in Article I of the Preamble

Supplemental
Insurance Premium	means the premium as defined in Clause 11.4

Supplemental
Repayment Date	means the date(s) as defined in Clause 5.1 d)

Total Supplemental
Contract Value	means the aggregate price agreed upon in the Supplemental Export Contract for deliveries made and services rendered thereunder as defined in Article J of the Preamble

Tranche 5	means the part of Credit C as defined in Clause 2.2.e) hereof

Tranche 6	means the part of Credit C as defined in Clause 2.2.f) hereof

The amendment to the following Definitions and Interpretations:-

Tranches	means, collectively, Tranche 1, Tranche 2, Tranche 3, Tranche 4, Tranche 5 and Tranche 6 as defined in Clause 2.2

The deletion of the following Definition and Interpretation:-

Reference Banks	means the London offices of HSBC Bank plc and ING BHF-Bank Aktiengesellschaft.

2.                                       Amounts and Purpose of the Credits

2.1                                 After Credit B before the final paragraph, the addition of Credit C as follows:-

“USD 28,286,000

(in words: twenty eight million two hundred eighty six thousand) (“Credit C”)”

The final paragraph of Clause 2.1 to be amended to read as follows:-

“Credit A, Credit B and Credit C shall hereinafter be referred to individually as a “Credit” or collectively as “Credits”.”

2.2                                 The addition of the word “and” at the end of sub-clause (d) and the addition of the following paragraphs:-

“e)                                Tranche 5 in an amount of up to USD 26,350,000.00 (in words: United States Dollars twenty six million three hundred fifty thousand) which shall be available for the financing of the Partial Supplemental Contract Value either (i) still due and payable to the Exporter resulting from deliveries made/services rendered under the Supplemental Export Contract, or (ii) payable to the Borrower resulting from deliveries made/services rendered under the Supplemental Export Contract for which payment has been made directly by the Borrower to the Exporter; and

f)                                        Tranche 6 in an amount of USD 1,936,000.00 (in words: United States Dollars one million nine hundred thirty six thousand) which shall be available for the financing of up to 85% of the Supplemental Insurance Premium for cover of the Lenders’ payment claims under the Second Supplemental Insurance Agreement as per Clause 11.1 paid or payable by the Lenders through the Facility Agent to Hermes;”

2.3                                 In line two, line eight and line twelve after the words “Partial Contract Value”, the addition of the words “or Partial Supplemental Contract Value, as applicable”.

In line nine and line thirteen after the words “Export Contract” the addition of the words “or Supplemental Export Contract respectively”.

In line fourteen after the words “Insurance Premium” the addition of the words “or Second Supplemental Insurance Agreement, as applicable”.

2.4                                 In relation to HSBC Bank plc’s participation, the addition of Credit C as follows:-

“Credit C

50%, max. USD 14,143,000

(in words: United States Dollars fourteen million one hundred forty three thousand)

In relation to BHF-BANK Aktiengesellschaft’s participation, the addition of Credit C as follows:-

“Credit C

50%, max. USD 14,143,000

(in words: United States Dollars fourteen million one hundred forty three thousand)

2.5                                 In the first line of this clause the word “Credit” to be amended to read “Credits”.

3.             Disbursement / Reimbursement

3.1                                 In the first paragraph, after the words “(and if applicable, Tranche 3)”, the addition of the words “and Tranche 5”.

In line two and line four of the second paragraph, after the words “(and if applicable, Tranche 3)”, the addition of the words “and Tranche 5”.

3.2 a)                    In line four and five of the first paragraph, after the words “(or Partial Additional Contract Value), the addition of the words “or Partial Supplemental Contract Value”.

In line seven of the first paragraph, after the words “(and if applicable, Tranche 3)” the addition of the words “and Tranche 5”.

In line eleven of the first paragraph, after the words “(or Partial Additional Contract Value), the addition of the words “or Partial Supplemental Contract Value”.

In line three of the second paragraph, after the words “Export Contract” the addition of the words “, the Additional Export Contract (if agreed) and the Supplemental Export Contract”.

3.2 b)                   In line three of the first paragraph, after the words “(and if applicable, Tranche 3)” the addition of the words “and Tranche 5”.

3.3                                 In line one, line four, line seven and line ten, after the words “(and if applicable, Tranche 3)”, the addition of the words “and Tranche 5”.

In line nine, the word “disbursement” to be amended to read “disbursements”.

In line ten, the word “reimbursement” to be amended to read “reimbursements”.

In line ten the word “has” to be amended to read “have”.

3.4                                 In line one, after the words “(and if applicable, Tranche 4)”, the addition of the words “and Tranche 6”.

In line two, after the words “(or as the case may be, the Additional Insurance Premium)”, the addition of the words “or the Supplemental Insurance Premium”.

In line three, after the words “Insurance Premium”, the addition of the words “(or as the case may be, the Additional Insurance Premium) or the Supplemental Insurance Premium”.

In line six, after the words “(or the Additional Insurance Premium)”, the addition of the words “or the Supplemental Insurance Premium”.

4.             Conditions Precedent to Disbursements / Reimbursements

4.1                                 The addition at the end of this clause of the following Conditions Precedent to Disbursement / Reimbursement in relation to Credit C:-

“In relation to Credit C

The first disbursement under Credit C of this Credit Agreement shall be conditional upon the Facility Agent having received the following documents free of expense in form and substance satisfactory to the Lenders:

a)                                      a written confirmation issued by Freshfields Bruckhaus Deringer, Moscow, as Lenders’ counsel confirming that the original legal opinion rendered under Clause 4.1.a) above is applicable mutatis mutandis to this Credit Agreement as increased by Credit C, such confirmation stating inter alia that all necessary permits, authorisations in the Russian Federation have been obtained;

b)                                     a copy of the Supplemental Export Contract;

c)                                      a written confirmation in accordance with Annex 2 hereof certifying that the Supplemental Export Contract has come into force;

d)                                     an undertaking by the Exporter in favour of the Lenders with regards to certain risks and obligations not covered by the Second Supplemental Insurance Agreement;

e)                                      evidence that the down payment referred to in Article L of the Preamble has been made to the Exporter by the Borrower.

4.2                                 In line one, after the words “Credit B”, the addition of the words “or Credit C”.

In 4.2 a), after the words “Credit B”, the addition of the words “and payment of the supplemental fees pursuant to Clause 6.5 hereof in case of Credit C”.

In 4.2 b), after the words “Additional Insurance Premium”, the addition of the words “and 100% of the Supplemental Insurance Premium”.

4.4                                 In line one, after the words “or Tranche 3”, the addition of the words “or Tranche 5”.

In line three, after the words “or the Additional Export Contract”, the addition of the words “or the Supplemental Export Contract”.

4.5                                 In line two, after the words “Supplemental Insurance Agreement”, the addition of the words “and Second Supplemental Insurance Agreement”.

5.             Interest Periods, Interest, Increased Costs

5.1                                 In 5.1 b) line three, after the words “or Credit B”, the addition of the words “or Credit C”.

In 5.1 d) line three, after the words “Additional Repayment Date”, the addition of the words “or Supplemental Repayment Date”.

In 5.1 d) line five, after the words “Additional Repayment Date”, the addition of the words “or Supplemental Repayment Date”.

5.2           The second paragraph of 5.2 a) to be deleted in its entirety and replaced with the following:-

“LIBOR shall mean, in relation to such Interest Period, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the London interbank offered rates for deposits of USD for a period equal to such period as are displayed at or about 11.00 a.m. (London time) on the second Banking Day prior to the commencement of such period on the relevant page on the Reuter Monitor Money Rates Services (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates of leading banks for deposits of USD) or, if no quotation for USD and the relevant period is displayed on the Reuter Monitor Money Rates Services or an alternative service, LIBOR shall mean the rate per annum reasonably determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the rates per annum at which deposits in USD are being offered to the Lenders in the London interbank market for such period at or about 11.00 a.m. (London time) on the second Banking Day prior to the commencement of the respective Interest Period. “

In 5.2 b) line two, after the word “determined”, the addition of the words “, and if requested by the Borrower the method of such determination”.

In 5.2 d) (i) line two, after the words “or Credit B”, the addition of “or Credit C”.

In 5.2 d) (ii) line two, after the words “or Credit B”, the addition of “or Credit C”.

In line three of the final paragraph of Clause 5.2.d), after the words “or Credit B”, the addition of “or Credit C”.

6.             Fees

6.5                                 The addition of a new Clause 6.5 to read as follows:-

“Clause 6.1 and 6.2 shall apply mutatis mutandis to Credit C whereas calculation of the supplemental commitment fee shall start from the date of the Supplemental Credit Agreement; the supplemental arrangement fee shall be paid within 30 days after the date of such Supplement Credit Agreement, at the latest, however, prior to disbursement or reimbursement under Credit C.”

8.             Repayment and Prepayment

8.1                                 The addition of wording relevant to Credit C after the last paragraph as follows:-

“Credit C

The credit amounts disbursed under Credit C are to be repaid in 17 equal and consecutive semi-annual repayment instalments; the first of which will be due on the earlier of (i) the date falling 6 months after the date of the mean-weighted acceptance of equipment and software to be evidenced by a certificate in accordance with Annex 3c hereof; and (ii) 28 February 2006. Credit amounts disbursed after the first Supplemental Repayment Date under Credit C shall be repaid in equal amounts on the remaining Supplemental Repayment Dates; the repayment instalments which have not yet become due will be increased accordingly and the Facility Agent shall promptly, upon its drawing up thereof, however, at the latest 10 Business Days prior to the next Repayment Date, deliver an updated repayment schedule to the Borrower showing the amounts of repayment due on each subsequent Supplemental Repayment Date, provided that no failure by the Facility Agent to so advise the Borrower shall relieve the Borrower from its payment obligations under this Agreement.

8.4                                 In line three, after the words “or Additional Repayment Date”, the addition of the words “or Supplemental Repayment Date”.

In line five, after the words “Credit B”, the addition of the words “and Credit C”.

11.           Guarantee of the Federal Republic of Germany for tied Buyer’s Credits

11.1                           At the end of the first paragraph, the addition of the words “Credit C will also be made available on the basis of insurance cover provided by Hermes which has been applied for by the Hermes Agent on behalf of the Lenders in the form of a second supplemental insurance agreement (“Second Supplemental Insurance Agreement”) and the terms and conditions governing it.”

11.4                           The existing Clause 11.4 to be renumbered 11.5 and the addition of a new Clause 11.4 to read as follows:-

“The Borrower undertakes to reimburse and indemnify the Lenders through the Facility Agent in full for and against the aggregate amount of supplemental premiums and charges (the “Supplemental Insurance Premium”) payable by the Lenders through the Facility Agent to Hermes under the Second Supplemental Insurance Agreement for insurance cover of their payment claims arising from Credit C of this Credit Agreement. The second paragraph of Clause 11.2 shall apply mutatis mutandis hereto.”

11.5                           In line four and six of the first paragraph, after the words “(or as applicable, the Additional Insurance Premium)”, the addition of the words “or Supplemental Insurance Premium”

In line eight of the first paragraph, after the words “Clause 11.3”, the addition of the words “or Clause 11.4”.

In line two, five and six of the second paragraph, after the words “(or if applicable, the Additional Insurance Premium)”, the addition of the words “or Supplemental Insurance Premium”.

14.           Financial Statements, Information and Undertakings

14. c)                    In line two and three, after the words “or Additional Export Contract”, the addition of the words “or Supplemental Export Contract”.

17.                                 Miscellaneous

17.1                           In line two, four, seven and nine, after the words “the Additional Export Contract”, the addition of the words “and Supplemental Export Contract”.

Annex 1a                                              The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.
In line three of the second paragraph, after the words “Additional Export Contract”, the addition of the words “/ Supplemental Export Contract”.
Annex 1b                                             The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.
In line three of the second paragraph, after the words “Additional Export Contract”, the addition of the words “/ Supplemental Export Contract”.

In line one of the third paragraph, after the words “Additional Export Contract”, the addition of the words “/ Supplemental Export Contract”.

Annex 1c                                              The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.

In line two of the second paragraph, after the words “Additional Insurance Premium”, the addition of the words “/ Supplemental Insurance Premium”.

In line three of the second paragraph, after “11.3”, the addition of  “/ 11.4”.

In line six of the second paragraph, after the words “Additional Insurance Premium”, the addition of the words “/ Supplemental Insurance Premium”.

Annex 1d                                             The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.
In line two of the second paragraph, after the words “Additional Export Contract”, the addition of the words “/ Supplemental Export Contract”.
Annex 1e                                              The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.

In the first line of the second paragraph, after the words “Insurance Premium”, the addition of the words “/ Additional Insurance Premium / Supplemental Insurance Premium”.

In the first line of the third paragraph, after “11.2”, the addition of “11.3 / 11.4”.

In line three of the third paragraph, after the words “Insurance Premium”, the addition of the words “/ Additional Insurance Premium / Supplemental Insurance Premium”.

Annex 2                                                    In the heading, after the words “Additional Export Contract*”, the addition of the words “/ Supplemental Export Contract*”.

The first paragraph to be amended as follows: “ Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000”.

The second paragraph to be amended as follows: “ We hereby confirm to you that the has Export Contract between OJSC Mobile TeleSystems in the Russian Federation and Siemens Aktiengesellschaft dated 8 June 2004 for USD 83,000,000 has come into force on                                     .* / We hereby confirm to you that the Additional Export Contract between OJSC Mobile TeleSystems in the Russian Federation and Siemens Aktiengesellschaft dated 25 October 2004 for USD 40,000,000 has come into force on                                     .* / We hereby confirm to you that the Supplemental Export Contract between OJSC Mobile TeleSystems in the Russian Federation and Siemens Aktiengesellschaft dated 3 December 2004 for USD 31,000,000 has come into force on                                     .*”

The addition of a new annex “Annex 3c” as follows:

Annex 3c

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Confirmation of Mean-weighted Acceptance of Equipment and Software in relation to the Supplemental Export Contract

Credit Agreement dated 11 October 2004 in the amount of USD 75,748,000 as increased by USD 36,514,000 and as amended by the Supplemental Credit Agreement dated                                     in the amount of USD 28,286,000 .

We hereby confirm to you that in respect of the Supplemental Export Contract as mentioned in the Preamble of the above-mentioned Credit Agreement the mean-weighted acceptance of equipment and software in relation to the additional operation units (starting point) took place on                                     .

(place)	(date)

(legally binding signature(s) of the exporter)

All other terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect.

3.                                       GENERAL PROVISIONS

3.1.                              This Supplemental Credit Agreement shall not be capable of being waived, modified or varied otherwise than by an express waiver, modification or variation in writing. Any delay or failure on the part of the Lenders and/or the Facility Agent in exercising any of their rights under this Supplemental Credit Agreement shall not be regarded as a waiver of these rights or as acquiescence in any conduct contravening the terms of this Supplemental Credit Agreement. Exercise of single rights only, or merely partial exercise of any rights shall not preclude the claiming in the future of any rights not yet or only partially exercised.

3.2.                              In the event of any provisions laid down in this Supplemental Credit Agreement being or becoming wholly or partially ineffective in law, the other provisions of this Supplemental Credit Agreement shall remain in force. Any insufficiency thus created shall be filled by a corresponding provision consistent with the spirit and purpose of this Supplemental Credit Agreement.

3.3.                              Without prejudice to the Lenders’ rights under this Supplemental Credit Agreement, the Borrower shall pay to the Lenders through the Facility Agent upon demand (i) any stamp duties, registration fees and similar taxes and charges in connection with this Supplemental Credit Agreement and (ii) all legal fees (including VAT) and out-of-pocket expenses incurred by the Lenders and/or the Facility Agent in connection with the negotiation, preparation, documentation and execution of this Supplemental Credit Agreement provided that all such fees and expenses shall not exceed USD 7,000.00 (plus VAT and disbursements, plus costs for required translation of any of the finance documents related to this Supplemental Credit Agreement into the Russian language) and (iii) any costs, including lawyer’s fees and taxes arising thereon, in connection with the preservation and enforcement of the Lenders’ rights under this Supplemental Credit Agreement.

3.4.                              This Supplemental Credit Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany. Clauses 19.2 to 19.4 of the Credit Agreement shall apply mutatis mutandis to this Supplemental Credit Agreement.

3.5.                              This Supplemental Credit Agreement shall be executed in the English language.

4              CONTINUING EFFECTIVENESS OF THE CREDIT AGREEMENT

Upon signature of this Supplemental Agreement the Credit Agreement and this Supplemental Credit Agreement shall be read and construed as one document and thereafter any reference in the Credit Agreement to “this Agreement” “the Agreement” or “the Credit Agreement” shall be read and construed as a reference to the Credit Agreement amended by this Supplemental Credit Agreement.

OJSC Mobile TeleSystems
Moscow,
(place, date)	(legally binding signature(s))

HSBC Bank plc
London,
(place, date)	(legally binding signature(s))

BHF-BANK Aktiengesellschaft
Moscow,
(place, date)	(legally binding signature(s))